                                                                    Exhibit 99.1

                               September 25, 2007

Dear Shareholder,

     IBT Bancorp, Inc. ("IBT") and Greenville Community Financial Corporation ("GCFC") announced today the signing of an amendment to the definitive agreement and plan of merger for IBT to acquire GCFC that was originally announced August 21, 2007. According to the revised agreement GCFC shareholders will receive
0.6659 of a share of IBT common stock, valued at $44.00 per share and $14.70 in cash for each share of GCFC they own. While the form of payment has changed from all IBT common stock to IBT common stock and cash, there is no change in the total amount being paid to GCFC shareholders. The definitive agreement was revised to avoid unfavorable tax and accounting consequences. The IBT Board of Directors expects the transaction, when completed, to be accretive to both book value and earning per share. The transaction is expected to be completed in the fourth quarter of 2007, and is subject to approval by the GCFC shareholders, regulatory approvals, and other customary closing conditions.

     As of June 30, 2007, IBT had consolidated assets of $918.3 million and over $1.4 billion in assets under management when the assets of its trust, brokerage, and mortgages servicing operations are included. IBT has 21 banking offices in Mecosta, Montcalm, Isabella, Gratiot, Saginaw, and Clare Counties of Michigan.

                                        Dennis P Angner


                                        /s/ Dennis P Angner
                                        President and CEO

A Form S-4 registration statement detailing the terms and conditions of the proposed merger transaction will be filed shortly with the Securities and Exchange Commission. No offering of IBT common stock will be made except by means of a prospectus to be included in the Form S-4 registration statement.

Investors are urged to read the Registration Statement on Form S-4, including the prospectus, regarding the transactions referred to above, when it becomes available, as well as the other documents which IBT has filed or will file with the Securities and Exchange Commission, because they contain or will contain important information. Investors may obtain a free copy of the prospectus, when it becomes available, and other documents filed by IBT at the Securities and Exchange Commission's web site at http://www.sec.gov or from IBT by directing such request in writing or by telephone to: IBT Bancorp, Inc., 200 East Broadway, Mt. Pleasant, Michigan, 48858, Attention: Secretary, Telephone: (989) 772-9471. This communication shall not be constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of securities in any state in which offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.